EXHIBIT 10.27

Ruth Oppenheimer, M.A. (Oxford)

Offenlich bestelite Übersetzerin für die englische Sprache / Publicly appointed translator for German & English

Am Graben le, 86925 Fuchstal, Germany * Tel. +49 8243 9609223 * Fax +49 8243 9609224

CERTIFIED TRANSLATION FROM GERMAN INTO ENGLISH

REPAYMENT AGREEMENT

entered into by and between

Pieris AG

Liese-Meitner-Str. 30, 85354 Freising

referred to hereinafter as: Technology Enterprise (TE)

and

tbg Technologie-Beteiligungs-Gesellschaft mbH

Ludwig-Erhard-Platz 1, 53179 Bonn

referred to hereinafter as: tbg

Preamble

In the context of the programme “Venture Capital for Small Technology Enterprises” conducted by the Federal Ministry of Economics and Technology and KfW (formerly Deutsche Ausgleichsbank), tbg on 13.05.2003 concluded an agreement with TE on a typical silent partnership amounting to EUR 750,000 (referred to hereinafter as “VCTE Agreement”. The capital contribution has been paid up by tbg in full and tbg has not received any repayments in this respect.

Upon expiry of the agreed term of the silent partnership on 31.12.2013, the following claims to which tbg was entitled under the VCTE Agreement fell due:

1. Nominal amount of the silent partnership pursuant to § 2 of the VCTE Agreement:	EUR	750,000.00

2. Outstanding earnings-related payment (gross) pursuant to § 9 of the VCTE Agreement	EUR	450,000.00

Total amount:	EUR	1,200,000.00

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Since TE is unable to repay the total amount on the date on which the agreement expires and its liquidity position does not allow immediate repayment, the parties have agreed that the aforementioned total amount is to be repaid as follows:

§ 1 Repayment of the Total Amount, Interest

(1)	By 11.04.2014 at the latest, TE shall pay tbg a tranche of the nominal amount due, which shall amount to

EUR	100,000.00

(2)	Repayment of the residual total amount still outstanding following payment of the tranche pursuant to Item (1) above and repayment of the further claims shall be made in several instalments as follows:

1. Instalment on 30.09.2014 (nominal amount)	EUR	50,000.00

2. Instalment on 31.03.2015 (nominal amount)	EUR	250,000.00

3. Instalment on 30.09.2015 (nominal amount)	EUR	250,000.00

4. Instalment on 31.03.2016 (nominal amount /final compensation gross)	EUR	275,000.00

5. Instalment on 30.09.2016 (final compensation gross)	EUR	275,000.00

(3)	As from the end of the contractual term of the VCTE Agreement, interest shall be paid on the respective nominal amount still outstanding at a rate totalling 10.53 p.a. The interest shall fall due half-yearly in arrears on 31.03. and on 30.09. of each year. It shall include a handling fee and a risk premium. No interest shall be paid on any claims by tbg to payment of the fixed remuneration, final compensation or earnings-related payment such as may still be outstanding.

(4)	TE shall also be entitled to pay the instalments on an earlier date.

(5)	TE shall ensure payment of the statutory capital gains tax plus “solidarity surcharge” which is due on the earnings-related payment for the original silent partner’s capital contribution; when these payments fall due, it shall make such payments directly to TE’s competent tax office, and within one month it shall issue tbg with a tax certificate within the meaning of Income Tax Act § 45a (2) using the printed forms provided by tbg.

(6)

On 12 November 2012, TE concluded a “Convertible Bridge Loan Agreement” for EUR 2 million, which likewise fell due for repayment on 31.12.2013. TE is currently holding negotiations on how this convertible bridge loan is to be dealt with. If repayment of the convertible bridge loan takes place timewise before the repayment dates according to the provisions of § 1 Item 1 and § 1 Item 2 of this Agreement, and/or if the (pro rata)

CERTIFIED TRANSLATION FROM GERMAN INTO ENGLISH

repayment instalments are higher than the repayment instalments according to the provisions of § 1 Item 1 and § 1 Item 2 of this Agreement, the parties undertake to adjust the repayment terms as laid down in the provisions of § 1 Item 1 and § 1 Item 2 of this Agreement accordingly.

§ 2 Information and Control Rights

(1)	Within 6 weeks of the end of each calendar quarter at the latest, TE shall prepare a report on the preceding calendar quarter - i.e. 4 quarterly reports per year - containing the information requested by tbg, and submit same to tbg in the form required by the latter.

(2)	TE undertakes to submit TE’s annual financial statement to tbg within six months of the the balance sheet date at the latest. In exceptional cases, tbg may waive certification by an auditor or chartered public accountant pursuant to Commercial Code § 322.

Moreover, tbg shall have the right to demand submission of other documents and to inspect TE’s accounting records at any time. For exercising its control rights, tbg may avail itself of third parties.

(3)	Should TE fall in arrears with the payment of instalments, copies of TE’s bank statements (as per the last day of the month) for all TE’s bank accounts shall be submitted within the first ten days of the following month as evidence of TE’s financial position and liquidity.

(4)	TE shall grant to the Federal Ministry of Economics and an agent authorised by the latter the same scope of presentation, information and inspection rights as is granted to tbg. TE agrees that tbg may forward the data obtained on its enterprise and on the innovation project being funded to the Federal Ministry of Economics or to any institute commissioned by the latter for the purpose of scientifically evaluating the programme underlying this Agreement. Moreover, TE agrees to also provide the information that is required for scientifically evaluating the programme directly to the Federal Ministry of Economics or to any institute commissioned by the latter. The Federal Ministry of Economics is entitled to disclose the data reported to it to the EU Commission in order for the latter to exercise its powers of supervision and control. When data on the programme is drawn up and possibly published, it shall be ensured that no detriment is caused to TE.

(5)	Vis-à-vis TE, the Federal Audit Office has an auditing right pursuant to Federal Budget Code § 91. For auditing purposes, TE shall make available to the Federal Audit Office, and to tbg all the records which the Federal Audit Office deems necessary and shall furnish information accordingly.

§ 4 Payments

Payments to tbg shall be made into tbg’s account at KfW Bank, Frankfurt (acc. no. 12-28833392, sort code 500 204 00), stating the following payment purpose: “Repayment participation Pieris AG, loan no. 5961592, tbg no. 1767”. tbg shall collect due receivables under this Agreement on the dates given, using the direct debit authorisation it has been granted by TE.

CERTIFIED TRANSLATION FROM GERMAN INTO ENGLISH

§ 5 Termination

(1)	If TE is in arrears with at least two instalments, tbg shall be entitled to terminate this Agreement with immediate effect.

(2)	If an important cause exists, the contracting parties shall be entitled to terminate this Agreement by written notice with immediate effect.

tbg shall be entitled to terminate for important cause in particular:

a)	if bills of exchange accepted from TE are protested, TE discontinues making payments, insolvency proceedings are instituted against TE’s assets, or insolvency is ascertained in any other manner;

b)	if TE is dissolved or wound up in liquidation proceedings;

c)	if TE fails to perform its reporting obligations as contractually agreed.

§ 6 General Provisions

(1)	Amendments and supplements to this Agreement including this clause on written form must be done in writing. No oral ancillary agreements exist in relation to this Agreement.

(2)	If any provision of this Agreement is ineffective in law, this shall not affect the remaining provisions. TE and tbg shall be under obligation to replace ineffective contractual terms with arrangements which are effective in law and correspond to the legally ineffective provision as closely as possible in meaning and purpose. The same shall apply in the event of any omission in the contractual terms.

(3)	It is agreed that Bonn shall be place of jurisdiction for all and any legal disputes arising from this Agreement or implementation thereof.

(4) All the services rendered by tbg under this Agreement are financial services exempt from turnover tax. KfW Bank’s VAT number is: DE 114 104 280. (Fiscal unity with KfW Bank for turnover tax purposes). Bonn, (date)	Freising, (date)

/s/ Claus Schalper
Pieris AG
Lisa-Meitner-Straße 30

/s/ Authorized Signatory
tbg Technologie- Beteiligungs- Gesellschaft mbH	Fuchstal (date):	10 April 2014